EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH

BY

KAISER VENTURES LLC

OF

UP TO 700,000 CLASS A UNITS

AT $.90 PER UNIT

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 3:00 P.M., PACIFIC TIME, ON NOVEMBER 14, 2008, UNLESS THE TENDER OFFER IS EXTENDED.

Kaiser Ventures LLC, a Delaware limited liability company (“Kaiser”), is offering to purchase for cash up to 700,000 Class A Units at a purchase price of $.90 per Unit, without interest, and without any deduction for transfer costs, in cash upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” together with this Offer to Purchase, as they may be amended and supplemented from time to time, constituting the “Company Offer”). While Kaiser had originally planned to offer $1.00 less up to $.10 per Unit in transfer costs, after discussions with the Securities and Exchange Commission (the “SEC”) and in order to better comply with applicable law, our offer has been restructured to make a fixed offer at $.90 per Unit without any deduction for transfer costs. References in this Company Offer to “we,” “our” and “us” refer to Kaiser, and unless the context otherwise requires, references to “Units” refer to the Class A Units of Kaiser.

Only Units properly tendered and not properly withdrawn will be purchased, on the terms and subject to the conditions of the Company Offer. However, because of the proration provisions described in this document, all of the Units tendered may not be purchased if more than the number of Units we seek are properly tendered. Units not purchased in the Company Offer will be returned to the tendering Unitholders at our expense promptly after the expiration of the Company Offer. See Section 1. To tender Units properly, you must properly complete and duly execute the Letter of Transmittal.

We reserve the right, in our sole discretion, to purchase more than 700,000 Units in the Company Offer, subject to applicable law.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

The Units are not traded or listed for trading on any market or exchange. Therefore, no current market prices for the securities are available.

This Company Offer is made in response to a tender offer (the “MacKenzie Offer”) dated September 19, 2008, and amended and restated by Amendment No. 1 to Schedule TO filed September 26, 2008, by certain affiliates1 of MacKenzie Patterson Fuller, LP (“MacKenzie”) to purchase up to 1,400,000 Units at a purchase price equal to $.50 per Unit, less: (i) each Unitholder’s pro-rata share of certain transfer costs described in the MacKenzie Offer without any limit; and (ii) the amount of any distributions declared or made with respect to the Units between September 19, 2008 and October 30, 2008, or such later date to which the MacKenzie Offer may be extended.

Kaiser’s Board of Managers (the “Board”) has reviewed and carefully considered the MacKenzie Offer and has concluded that the MacKenzie Offer is inadequate in both price and in a number of other significant regards. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE MACKENZIE OFFER. The Board believes that the MacKenzie Offer is an opportunistic attempt to acquire Units at an unreasonable discount. Unitholders are urged to carefully consider the factors set forth in the Letter to Unitholders dated as of October 2, 2008, and filed by Kaiser on October 2, 2008, with the SEC in its Schedule 14D-9, which addresses the MacKenzie Offer.

The Board recognizes that some Unitholders may have needs for liquidity, diversification, risk reduction or simplification of tax reporting which cannot be satisfied through other reasonable means, and therefore, may wish to sell even if they must do so at a very low price. To accommodate that need, the Board has authorized Kaiser to make this Company Offer. However, the Board believes that even the much higher price of this Company Offer compared to the MacKenzie Offer does not represent fair value for the Units and accordingly recommends that the Unitholders reject this Company Offer and the MacKenzie Offer. If a Unitholder must sell, this Company Offer will pay significantly more than even the maximum payable under the MacKenzie Offer.

OUR MANAGERS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY UNITS IN THIS COMPANY OFFER OR THE MACKENZIE OFFER. SEE SECTION 10.

Kaiser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which this Company Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 6 of this Offer to Purchase prior to the expiration date, to terminate the Company Offer and not accept for payment any Units, and (iii) to amend the Company Offer in any respect prior to the expiration date. Notice of any such extension, termination, or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 13e-4(e) under the Securities Exchange Act of 1934 (the “Exchange Act”). In the case of an extension of the Company Offer, such extension will be followed by a press release or public announcement which will be issued no later than 6:00 A.M., Pacific Time, on the next business day after the scheduled expiration date.

Questions or requests for assistance in tendering your Units, requests for additional copies of this Offer to Purchase or the Letter of Transmittal, or questions about withdrawing your Units already tendered to MacKenzie in the MacKenzie Offer may be directed to the depositary, ACS Securities Services, Inc. (the “Depositary”) at the address and telephone number set forth on the back cover page of this Offer to Purchase. Any other questions you may have concerning the Company Offer may be directed to Kaiser at the address, telephone number or email address set forth on the back cover page of this Offer to Purchase.

[1]	These affiliates are as follows: SCM Special Fund, LLC, MPF Flagship Fund 13, LLC; MPF DeWaay Premier Fund 4, LLC; MPF Flagship Fund 10, LLC; MPF Special Fund 8, LLC; and MPF Senior Note Program II, LP.

IMPORTANT

If you wish to tender all or any part of your Units, you should complete and sign a Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it with the tendered Unit certificates to the Depositary, together with any other documents required by the Letter of Transmittal.

The Company Offer is not being made to (nor will any tender of Units be accepted from or on behalf of) holders in any jurisdiction in which the making of the Company Offer or the acceptance of any tender of Units therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the Company Offer in any such jurisdiction and extend the Company Offer to holders in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR UNITS IN THIS COMPANY OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS COMPANY OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

Kaiser is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available on the SEC’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, and may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such reports and information can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the Company Offer to the same extent described in this document. We urge you to read this entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Company Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my Units?

Kaiser Ventures LLC, which we refer to as “we,” “us” or “Kaiser,” is offering to purchase its Class A Units in a self-tender offer.

What will the purchase price for the Units be and what will be the form of payment?

Unitholders whose Units are purchased in the Company Offer will be paid $.90 per Unit in cash, without interest. In addition, unlike the MacKenzie Offer, we will not deduct any transfer costs associated with your sale of Units. Purchased Units will be paid for promptly after the expiration of the Company Offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many Units will Kaiser purchase?

We will purchase up to 700,000 Units validly tendered in the Company Offer, or such fewer number of Units as are properly tendered and not properly withdrawn prior to the expiration date. 700,000 Units represent approximately 10% of the 7,190,806 Class A Units outstanding as of August 1, 2008. We also expressly reserve the right to purchase up to an additional 2% of the outstanding Units, and could decide to purchase more Units, subject to applicable legal requirements. See Section 10. The Company Offer is not conditioned on any minimum number of Units being tendered. See Section 6.

Why is Kaiser making the Company Offer?

We are aware that some of our Unitholders may have needs for liquidity, diversification, risk reduction or simplification of tax reporting which cannot be satisfied through other reasonable means. Our Company Offer is being made at this time solely to accommodate any Unitholders who may have such a pressing need or desire to liquidate their Units, especially since limitations placed on us to obtain certain significant expected tax benefits means there is currently no public or secondary market for the Units. Unitholders could feel compelled to accept the MacKenzie Offer, even with the MacKenzie Offer’s low price and uncertainties. The Board believes that even our much higher Company Offer price does not represent fair value for your Units and, accordingly, recommends that you not accept this Company Offer or the MacKenzie Offer. However, if a Unitholder must sell, this Company Offer will pay significantly more than even the maximum payable under the MacKenzie Offer.

How will Kaiser fund its obligations to pay for the Units?

Assuming we purchase 700,000 Units in the Company Offer at the purchase price of $.90 per Unit, $630,000 will be required to purchase the Units. Kaiser has available capital resources for purposes of funding the purchase of the Units. This Company Offer is not conditioned upon the receipt of financing. See Sections 6 and 8.

How long do I have to tender my Units?

You may tender your Units at any time until the Company Offer expires. The Company Offer will expire on Friday, November 14, 2008, at 3:00 P.M., Pacific Time, unless we extend it. This date, or the date to which the Company Offer may be extended, is sometimes referred to below as the “expiration date.” See Section 1. We may choose to extend the Company Offer for any reason, subject to applicable laws. See Section 13.

How will I be notified if Kaiser extends the Company Offer?

If we decide to extend the Company Offer, we will issue a press release by 6:00 A.M., Pacific Time, on the business day after a previously scheduled expiration date. See Section 1.

How does our Company Offer differ from the MacKenzie Offer?

We are offering $.90 per Unit and we will not deduct any transfer costs, while MacKenzie is only offering $.50 less a pro-rata portion of all of the transfer costs in connection with that offer. That means that the net price you receive in the MacKenzie Offer is uncertain, but will be significantly less than the advertised $.50, and could be zero.

What do I do if I have already tendered my Units to MacKenzie, but want to participate in this Company Offer instead?

If you have already tendered your Units to MacKenzie pursuant to the MacKenzie Offer, and you wish to tender your Units pursuant to our Company Offer instead, (i) you or your broker should notify MacKenzie in writing before the expiration of the MacKenzie Offer at MacKenzie’s address listed in the MacKenzie Offer, which notice must include your name, the number of Units to be withdrawn from the MacKenzie Offer, and the name in which the Units you tendered to MacKenzie are registered, and (ii) once your Units have been withdrawn from the MacKenzie Offer, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the Letter of Transmittal for this Company Offer. The MacKenzie Offer expires October 30, 2008 (unless otherwise extended by MacKenzie).

For the convenience of Unitholders who have already tendered any Units in the MacKenzie Offer, we have enclosed a PINK form of withdrawal notice for the MacKenzie Offer with this Offer to Purchase. Unitholders wishing to withdraw Units tendered in the MacKenzie Offer should properly complete the PINK withdrawal notice and deliver it to MacKenzie Patterson Fuller LP, 1640 School Street, Moraga, California 94556; facsimile number: 925-631-9119 on or before 11:59 P.M., Pacific Time, on October 30, 2008.

What are the most significant conditions to the Company Offer?

There are no conditions to the Company Offer based on a minimum number of Units tendered, the availability of financing, or the success of the Company Offer. However, we may not be obligated to purchase any Units if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in Kaiser or our business or any facts and circumstances come to Kaiser’s attention that cause the Board to reasonably conclude that Kaiser may be treated as a “publicly traded partnership” as a result of the Company Offer. See the discussion in Section 6 for a description of all the conditions.

How do I tender my Units?

To tender your Units, prior to 3:00 P.M., Pacific Time, on November 14, 2008, unless the Company Offer is extended, you must deliver your Unit certificate(s) and a properly completed and duly executed Letter of Transmittal to our Depositary for the Company Offer at the address appearing on the back cover page of this document.

Once I have tendered Units in the Company Offer, can I withdraw my tender?

You may withdraw any Units you tender at any time before 3:00 P.M., Pacific Time, on November 14, 2008, unless we extend the Company Offer, in which case you may withdraw tendered Units until the Company Offer, as so extended, expires. Units tendered under the Company Offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Kaiser under the Company Offer, also may be withdrawn at any time after the expiration date.

How do I withdraw Units I previously tendered?

You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must include the number of Units to be withdrawn and the name of the registered holder of these Units. See Section 4.

Has Kaiser or our Board adopted a position on the Company Offer?

The Board recommends that Unitholders reject the MacKenzie Offer and also reject this Company Offer. However, if the Unitholder must sell because of a need for liquidity, diversification, risk reduction or simplification of tax reporting which cannot be satisfied through other reasonable means, this Company Offer will pay significantly more than even the maximum payable under the MacKenzie Offer. See Section 2.

Will Kaiser’s managers and executive officers tender Units in the Company Offer?

Our managers and executive officers have advised us that they do not plan to tender any Units in the MacKenzie Offer or in this Company Offer. See Section 10.

What happens if more than 700,000 Units are tendered in the Company Offer?

We will purchase Units on a pro-rata basis from all Unitholders who have validly tendered their Units and not withdrawn them as of the expiration date, except that we will first purchase all Units tendered by any record holder of less than 100 Units, who tenders all such Units and who checks the “Odd Lots” box in the Letter of Transmittal. See Section 1.

When will Kaiser pay for the Units I tender?

We will pay the purchase price, net to you in cash, without interest, for the Units we purchase promptly after the expiration of the Company Offer and the acceptance of the Units for payment. In the event of proration, we will make the proration calculation and pay for the Units as soon as practicable after the expiration date, but we do not expect to be able to commence payment for Units until approximately 10 business days after the expiration date. See Section 5.

Will Kaiser continue as a public company?

Kaiser reported 3,404 holders of its outstanding Units as of the date of its most recent annual report. If the total number of Unitholders fell below 300, Kaiser could elect to discontinue its status as a public reporting company. Even though it is possible that this Company Offer could result in the total number of Unitholders falling below the 300 holder level, Kaiser believes that this Company Offer does not have a reasonable likelihood or a purpose of resulting in, either directly or indirectly, the Units or any other class of Kaiser’s units which is subject to the Securities Exchange Act of 1934, to be held of record by less than 300 persons. If it did happen, a change in Kaiser’s status as a public company could reduce the information available to Unitholders about Kaiser in the event the information required to be delivered to Unitholders pursuant to the Operating Agreement under which Kaiser operates (and which is available in our SEC reports, the “Operating Agreement”) is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the SEC. Further, such potential deregistration would result in the loss of the other protections afforded by registration.

What is the market value of my Units?

There is no public or secondary market for Kaiser’s Units, so market prices are not available for purposes of evaluating the Company Offer price. However, we have consistently projected the expected distributions from your Units to be $6.00 to $8.00 if the Eagle Mountain landfill litigation is favorably resolved, we complete the pending sale of the landfill project, and the balance of our assets are sold. Even if the landfill project is not successful, we have estimated that the future distributions on your Units would still be several times the MacKenzie Offer. In addition, these distributions do not include any value for a number of other potentially valuable assets of Kaiser, including the water from its wells, the sale of rock stockpiled at Eagle Mountain not used in the landfill project, and the development of our Lake Tamarisk land.

Our Offer price was established solely for the purpose of providing Unitholders who may need or desire an immediate liquidation of Units with an opportunity to sell their Units for a better price than the MacKenzie Offer price. See Section 7.

Will I have to pay brokerage commissions if I tender my Units?

If you are a record owner of your Units and you tender Units in the Company Offer, then you will not have to pay any brokerage or similar fees. However, if you own your Units through a broker or other nominee, and your broker or nominee tenders your Units on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What are the U.S. federal income tax consequences if I tender my Units?

The federal income tax consequences of tendering your Units will depend, in part, on whether you tender (and Kaiser redeems) all of your Units or you retain some Units and continue as a member of Kaiser. If Kaiser redeems all of your Units, you will be deemed to have sold your interest in Kaiser’s properties, to the extent of your indirect share of those properties, with any remaining payments treated as either a distributive share of Kaiser income or a guaranteed payment. If you retain some Units, you will be deemed to have received a current distribution from Kaiser. In either event, you may have a mixture of capital gain and ordinary income for tax purposes. See Section 12.

Whom can I talk to if I have questions?

Questions or requests for assistance in tendering your Units or requests for additional copies of this Offer to Purchase or the Letter of Transmittal or questions about withdrawing your Units already tendered to MacKenzie in the MacKenzie Offer may be directed to the Depositary at the number set forth below:

ACS Securities Services, Inc.

3988 North Central Expressway

Building 5, 6th Floor

Dallas, Texas 75204

Telephone: (866) 275-3703

Facsimile: (214) 887-7411

Any other questions you may have concerning the Company Offer may be directed to Kaiser, at the number or email address set forth below:

Kaiser Ventures LLC

3633 East Inland Empire Boulevard, Suite 480

Ontario, California 91764

Telephone: (909) 483-8500

Facsimile: (909) 944-6605

Email: ir@kaiserventures.com

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding our financial position, results of operations, growth opportunities, economic conditions and other similar forecasts and statements of expectation. Any 10-K Report, 10-KSB Report, 10-Q Report, 10-QSB Report, 8-K Report, website posting or press release of Kaiser and any amendment thereof may include forward-looking statements. In addition, other written or oral statements, which constitute forward-looking statements, have been made and may be made in the future by Kaiser. You should not put undue reliance on forward-looking statements. When used or incorporated by reference in this Offer to Purchase or in other written or oral statements, the words “anticipate,” “estimate,” “project,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. We believe that our current assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. For example, our actual results could materially differ from those projected as a result of factors such as, but not limited to: Kaiser’s inability to complete the anticipated sale of its Eagle Mountain landfill project; litigation, including, among others, the adverse decision of the U.S. District Court in September 2005 impacting the Eagle Mountain landfill project and the outcome of the appeal of this adverse decision to the U.S. 9th Circuit Court of Appeals, pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser, and asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits, including Kaiser’s conclusion that this Company Offer will not result in Kaiser being treated as a “publicly traded partnership”; the impact of natural disasters on our assets; and/or general economic conditions in the United States and Southern California.

IN ADDITION, PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, AND OUR QUARTERLY REPORTS ON FORM 10-QSB FOR THE QUARTERS ENDED MARCH 31, 2008 AND JUNE 30, 2008, AS WELL AS OUR CURRENT REPORTS ON FORM 8-K DATED SEPTEMBER 18, 2008 AND SEPTEMBER 24, 2008, EACH OF WHICH IS INCORPORATED BY REFERENCE HEREIN, FOR INFORMATION ON THESE AND OTHER RISK FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO MAKE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR TO UPDATE THEM TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS DOCUMENT.

THE TENDER OFFER

SECTION 1. NUMBER OF UNITS; PRORATION.

GENERAL.

Upon the terms and subject to the conditions of the Company Offer, Kaiser will purchase up to 700,000 Units, or such fewer number of Units as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the Company Offer, at a purchase price of $.90 per Unit, net to the seller in cash, without interest. Kaiser will not deduct any transfer costs in connection with the Company Offer. References in this Company Offer to “we,” “our” and “us” refer to Kaiser, and unless the context otherwise requires, references to “Units” refer to the Class A Units of Kaiser.

The term “expiration date” means 3:00 P.M., Pacific Time, on Friday, November 14, 2008, unless and until Kaiser, in its sole discretion, shall have extended the period of time during which the Company Offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the Company Offer, as so extended by Kaiser, shall expire. See Section 13 for a description of Kaiser’s right to extend, delay, terminate or amend the Company Offer. In accordance with the rules of the SEC, Kaiser may, and Kaiser expressly reserves the right to, purchase under the Company Offer an additional number of Units not to exceed 2% of the outstanding Units without amending or extending the Company Offer. See Section 13. In the event of an over-subscription of the Company Offer as described below, Units tendered will be subject to proration. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) Kaiser changes the price to be paid for Units from $.90 per Unit, (b) Kaiser increases the number of Units being sought in the Company Offer and this increase in the number of Units being sought exceeds 2% of the outstanding Units, or (c) Kaiser decreases the number of Units being sought, and (2) the Company Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 13, the Company Offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the Company Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Pacific Time.

The Company Offer is not conditioned on any minimum number of Units being tendered. The Company Offer is, however, subject to other conditions. See Section 6.

Only Units properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Company Offer. However, because of the proration provisions of the Company Offer, all of the Units tendered will not be purchased if more than the number of Units Kaiser seeks are properly tendered. All Units tendered and not purchased under the Company Offer, including Units not purchased because of proration, will be returned to the tendering Unitholders at Kaiser’s expense promptly after the expiration date. Unitholders can specify the order in which their Units will be purchased in the event that, as a result of the proration provisions, some but not all of the tendered Units are purchased pursuant to the Company Offer. In the event a Unitholder does not designate the order and fewer than all Units are purchased due to proration, the order of Units purchased will be selected by Kaiser. If the number of Units properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 700,000 Units, or such greater number of Units as Kaiser may elect to purchase, subject to applicable law, Kaiser will, upon the terms and subject to the conditions of the Company Offer, purchase all such Units.

PRORATION.

If proration of tendered Units is required, Kaiser will determine the proration factor as soon as practicable following the expiration date. Kaiser will first purchase all Units tendered by any record holder of less than 100 Units, who tenders all such Units and who checks the “Odd Lots” box in the Letter of Transmittal. Proration for each other Unitholder tendering Units shall be based on the ratio of the number of Units properly tendered and not properly withdrawn by the Unitholder to the total number of Units properly tendered and not properly withdrawn by all such Unitholders. Because of the difficulty in determining the number of Units properly tendered, Kaiser does not expect that it will be able to announce the final proration factor or commence payment for any Units purchased under the Company Offer until approximately 10 business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date.

Unitholders may indicate, by checking a box on the Letter of Transmittal (the ‘Conditional Offer’ box), that they only wish to sell their Units if they will be able to sell all of their Units (or some minimum number, to be designated on the Letter of Transmittal), without any proration. If more than 700,000 Units have been properly tendered without checking the Conditional Offer box, then the above description of proration will apply only to tenders of such Units that do not have the Conditional Offer box checked. Odd lot holders may not check the Conditional Offer box.

As described in Section 12, the number of Units that Kaiser will purchase from a Unitholder under the Company Offer may affect the U.S. federal income tax consequences to that Unitholder and, therefore, may be relevant to that Unitholder’s decision whether or not to tender Units. The Letter of Transmittal affords each Unitholder who tenders Units registered in such Unitholder’s name directly to Kaiser the opportunity to designate the order of priority in which Units tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Units and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Kaiser’s Unitholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS.

PURPOSE OF THE TENDER OFFER.

We are aware that some of our Unitholders may have needs for liquidity, diversification, risk reduction or simplification of tax reporting which cannot be satisfied through other reasonable means. Our Company Offer is being made at this time solely to accommodate any Unitholders who may have such a pressing need or desire to liquidate their Units, especially since limitations placed on us to obtain certain significant expected tax benefits means there is currently no public market for the Units. Unitholders could feel compelled to accept the MacKenzie Offer, even given the MacKenzie Offer’s low price and uncertainties. The Board believes that even our much higher Company Offer price does not represent fair value for your Units and accordingly recommends that you reject this Company Offer and the MacKenzie Offer. However, if the Unitholder must sell, this Company Offer will pay significantly more than even the maximum payable under the MacKenzie Offer.

Rule 13e-4 under the Securities Exchange Act of 1934, referred to herein as the “Exchange Act,” prohibits Kaiser and its affiliates from purchasing any Units, other than in the Company Offer, until at least 10 business days after the expiration date.

Kaiser has not authorized any person to make any recommendation on behalf of Kaiser as to whether Unitholders should tender or refrain from tendering Units in the Company Offer. Kaiser has not authorized any person to give any information or to make any representation in connection with the Company Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by Kaiser. Unitholders should carefully evaluate all information in the Company Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Units, and, if so, how many Units to tender.

Kaiser’s managers and executive officers have advised Kaiser that they do not intend to tender any Units in the MacKenzie Offer or this Company Offer. See Section 11.

CERTAIN EFFECTS OF THE TENDER OFFER.

Units that Kaiser acquires pursuant to the Company Offer will be cancelled.

Kaiser reported 3,404 holders of its outstanding Units as of the date of its most recent annual report. If the total number of Unitholders is below 300, Kaiser could elect to discontinue its status as a public reporting company. Even though it is possible that this Company Offer could result in the total number of Unitholders falling below the 300 holder level, Kaiser believes that this Company Offer does not have a reasonable likelihood or a purpose of resulting in, either directly or indirectly, the Units or any other class of Kaiser’s units which is subject to the Securities Exchange Act of 1934, to be held of record by less than 300 persons. If it did happen, a change in Kaiser’s status as a public company could reduce the information available to Unitholders about Kaiser in the event the information required to be delivered to Unitholders pursuant to the Operating Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the SEC. Further, such potential deregistration would result in the loss of the other protections afforded by registration.

PLANS AND PROPOSALS.

Section 1.8 of Kaiser’s Operating Agreement provides: “The Company has been formed with the expectation that the remaining assets of Kaiser Ventures, Inc., Kaiser’s predecessor will be sold or otherwise disposed of in an orderly fashion.” To that end, and as disclosed in its public filings, Kaiser’s subsidiary, Mine Reclamation, LLC, has entered into a binding contract to sell its largest asset, the Eagle Mountain landfill project, although that sale has been delayed by litigation. If the sale occurs, Kaiser has announced plans to promptly liquidate its other assets in an orderly manner and distribute the proceeds. Except as disclosed in this Offer to Purchase, or as may occur in the ordinary course of its business, Kaiser currently has no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving Kaiser or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of Kaiser’s assets;

•	any material change in Kaiser’s present dividend rate or policy, indebtedness or capitalization;

•

any change in Kaiser’s present Board or management, including, but not limited to, any plans or proposals to change the number or the term of managers, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in Kaiser’s corporate structure or business;

•	the suspension of Kaiser’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Kaiser, or the disposition of securities by Kaiser; or

•	any changes in Kaiser’s operating agreement, bylaws or other governing instruments or other actions that could impede the acquisition of control of Kaiser.

Kaiser reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING UNITS.

PROPER TENDER OF UNITS.

For Units to be tendered properly under the Company Offer, the Unit certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any other documents required by the Letter of Transmittal, must be received before 3:00 P.M., Pacific Time, on the expiration date by our Depositary at its address set forth on the back cover page of this Offer to Purchase.

METHOD OF DELIVERY.

The letter of transmittal must be signed by the registered holder of the Units tendered therewith. If a Unit certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed in either case signed exactly as the name of the registered holder appears on the certificate.

Payment for Units tendered and accepted for payment under the Company Offer will be made only after timely receipt by the Depositary of Unit certificates, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including Unit certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Unitholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

BACKUP FEDERAL INCOME TAX WITHHOLDING.

To prevent the possible application of 28% backup federal income tax withholding with respect to payment of the Company Offer price for Units purchased pursuant to the Company Offer, a tendering Unitholder must provide the Depositary with such Unitholder’s correct taxpayer identification number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding. Each tendering Unitholder must insert in the Letter of Transmittal the Unitholder’s taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA WITHHOLDING.

To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Company Offer price plus the amount of partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder’s taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and also see Section 12 in this Offer to Purchase regarding United States federal income tax consequences for foreign Unitholders.)

RETURN OF UNPURCHASED UNITS.

If any tendered Units are not purchased under the Company Offer or are properly withdrawn before the expiration date, or if fewer than all Units evidenced by Unit certificates are tendered, certificates for unpurchased Units will be returned promptly after the expiration or termination of the Company Offer or the proper withdrawal of the Units, as applicable, without expense to the Unitholder.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

All questions as to the number of Units to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by Kaiser, in its sole discretion, and Kaiser’s determination will be final and binding on all parties. Kaiser reserves the absolute right to reject any or all tenders of any Units that it determines are not in proper form or the acceptance for payment of or payment for which Kaiser determines may be unlawful. Kaiser also reserves the absolute right to waive any of the conditions of the Company Offer or any defect or irregularity in any tender with respect to any particular Units or any particular Unitholder, and Kaiser’s interpretation of the terms of the Company Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular Unitholder, the same condition will be waived with respect to all Unitholders. No tender of Units will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Unitholder or waived by Kaiser. Neither Kaiser nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

TENDERING UNITHOLDER’S REPRESENTATION AND WARRANTY; KAISER’S ACCEPTANCE CONSTITUTES AN AGREEMENT.

A tender of Units under any of the procedures described above will constitute the tendering Unitholder’s acceptance of the terms and conditions of the Company Offer, as well as the tendering Unitholder’s representation and warranty to Kaiser that (1) the Unitholder has a net long position in the Units or equivalent securities at least equal to the Units tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of Units complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Units for that person’s own account unless, at the time of tender and at the end of the period during which Units are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the Units in accordance with the terms of the Company Offer. Kaiser’s acceptance for payment of Units tendered under the Company Offer will constitute a binding agreement between the tendering Unitholder and Kaiser upon the terms and conditions of the Company Offer.

LOST OR DESTROYED CERTIFICATES.

Unitholders whose Unit certificate for part or all of their Units have been lost, stolen, misplaced or destroyed may contact the Depositary for instructions and costs for obtaining a replacement Unit certificate. That Unit certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Units that are tendered and accepted for payment. Unitholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation. Unit certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any other required documents must be delivered to the Depositary. Any such documents delivered to any other person will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

WITHDRAWING FROM THE MACKENZIE OFFER.

If you have already tendered your Units to MacKenzie pursuant to the MacKenzie Offer, and you wish to tender your Units pursuant to this Company Offer instead, (i) you or your broker should notify MacKenzie in writing before the expiration of the MacKenzie Offer at MacKenzie’s address listed in MacKenzie’s offer to purchase, which notice must include your name, the number of Units to be withdrawn from the MacKenzie Offer and the name in which the Units you tendered to MacKenzie are registered, and (ii) once your Units have been withdrawn, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the Letter of Transmittal. For the convenience of Unitholders who have tendered any Units in the MacKenzie Offer, we have enclosed a PINK form Notice of Withdrawal for the MacKenzie Offer with this Offer to Purchase. Unitholders wishing to withdraw Units tendered in the MacKenzie Offer should properly complete the PINK form Notice of Withdrawal and deliver it to: MacKenzie Patterson Fuller, LP, 1640 School Street, Moraga, California 94556; or by facsimile: (925) 631-9119.

SECTION 4. WITHDRAWAL RIGHTS.

Tenders of Units under the Company Offer are irrevocable except as otherwise provided in this Section 4. Units tendered under the Company Offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Kaiser under the Company Offer, also may be withdrawn at any time after the expiration date.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering Unitholder, the number of Units to be withdrawn and the name of the registered holder of the Units. If the Unit certificates to be withdrawn have been delivered or otherwise identified to the Company, then, before the release of the Unit certificates, the serial numbers shown on the Unit certificates must be submitted to the Company. If the Unit certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the Unit certificates, the serial numbers shown on the Unit certificates must be submitted to the Depositary.

Withdrawals may not be rescinded and any Units properly withdrawn thereafter will be deemed not properly tendered for purposes of the Company Offer, unless the withdrawn Units are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If Kaiser extends the Company Offer, is delayed in its purchase of Units or is unable to purchase Units under the Company Offer for any reason, then, without prejudice to Kaiser’s rights under the Company Offer, Kaiser may, subject to applicable law, retain tendered Units on behalf of Kaiser, and these Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5. PURCHASE OF UNITS AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of the Company Offer (including, if the Company Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly following the expiration date, Kaiser will accept for payment and pay for, and thereby purchase, Units properly tendered and not properly withdrawn prior to the expiration date. For purposes of the Company Offer, Kaiser will be deemed to have accepted for payment, and therefore purchased Units, that are properly tendered and not properly withdrawn, subject to the proration provisions of the Company Offer, only when, as and if it gives oral or written notice to the tendering Unitholders of its acceptance of the Units for payment under the Company Offer.

In all cases, payment for Units tendered and accepted for payment pursuant to the Company Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Units, a properly completed and duly executed Letter of Transmittal and any other required documents.

Kaiser will pay for Units purchased under the Company Offer by transmitting payment directly to the tendering Unitholders.

In the event of proration, Kaiser will determine the proration factor and pay for those tendered Units accepted for payment as soon as practicable after the expiration date; however, Kaiser does not expect to be able to announce the final results of any proration and commence payment for Units purchased until approximately 10 business days after the expiration date. Certificates for all Units tendered and not purchased, including Units not purchased due to proration, will be returned to the tendering Unitholder promptly after the expiration date or termination of the Company Offer without expense to the tendering Unitholders. Under no circumstances will interest on the purchase price be paid by Kaiser regardless of any delay in making the payment. In addition, if certain events occur, Kaiser may not be obligated to purchase Units under the Company Offer. See Section 6.

Kaiser will pay all transfer taxes, if any, payable on the transfer to it of Units purchased under this Company Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all Unit transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted. See Instructions in the letter of transmittal.

Any tendering Unitholder or other payee who fails to complete fully, sign and return to Kaiser the substitute Form W-9 included with the Letter of Transmittal may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the Unitholder or other payee under the Company Offer. See Section 3. Also see Section 12 regarding United States federal income tax consequences for foreign Unitholders.

SECTION 6. CONDITIONS OF THE TENDER OFFER.

Notwithstanding any other provision of the Company Offer, Kaiser will not be required to accept for payment, purchase or pay for any Units tendered, and may terminate or amend the Company Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Units tendered, subject to Rule 13e-4(f) under the Exchange Act if, at any time on or after the date this Company Offer begins and before the expiration date, any of the following events shall have occurred (or shall have been determined by Kaiser to have occurred) that, in Kaiser’s reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Company Offer or with acceptance for payment; provided, however, that the occurrence of the event was not within the reasonable control of Kaiser and was not caused to occur by Kaiser with an intended purpose or effect of causing the amendment or termination of the Company Offer:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Company Offer or the acceptance for payment of or payment for any Units by Kaiser, (ii) imposes or confirms limitations on the ability of Kaiser effectively to exercise full rights of ownership of any Units, (iii) requires divestiture by Kaiser of any Units, (iv) causes any material diminution of the benefits to be derived by Kaiser as a result of the transactions contemplated by the Company Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Kaiser, in the reasonable judgment of Kaiser;

(b) there shall be any action taken, or any statute, rule, regulation, order, rulings or other pronouncements proposed, enacted, enforced, promulgated, issued or deemed applicable to the Company Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Kaiser, which is or will be materially adverse to Kaiser, or Kaiser shall have become aware of any fact that, in the reasonable judgment of Kaiser, does or will have a material adverse effect on the value of the Units;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Company Offer, a material acceleration or worsening thereof;

(e) it shall have been publicly disclosed or that Kaiser is aware that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the SEC pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units; or

(f) any facts and circumstances have come to Kaiser’s attention that have caused the Board to reasonably conclude that Kaiser may be treated as a “publicly traded partnership” as a result of the Company Offer.

The foregoing conditions are for the sole benefit of Kaiser and may be asserted or waived by Kaiser, in whole or in part, at any time and from time to time, before the expiration date, in its sole exercise of reasonable discretion. Kaiser’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights (but will be deemed a waiver of our ability to assert the condition that was triggered by the particular circumstances under which we failed to exercise our rights), and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Kaiser waives any of the conditions described above, Kaiser may be required to extend the expiration date. Any such determination or judgment by Kaiser concerning the events described above will be final and binding on all parties.

SECTION 7. DETERMINATION OF OFFER PRICE; DIVIDENDS.

There is no public or secondary market for Kaiser’s Units, so no market prices are available for purposes of evaluating the Company Offer price. However, we have consistently projected the expected distributions from your Units to be $6.00 to $8.00 if the Eagle Mountain landfill litigation is favorably resolved and we complete the pending sale of the landfill project, and the balance of our assets are sold. Even if the landfill project is not successful, the future distributions on your Units are still estimated to be several times the MacKenzie Offer. In addition, these distributions do not include any value for a number of other potentially valuable assets of Kaiser, including the water from its wells, the sale of rock stockpiled at Eagle Mountain not used in the landfill project, and the development of our Lake Tamarisk land.

Our Company Offer price was established solely for the purpose of providing Unitholders who may need or desire an immediate liquidation of Units with an opportunity to sell their Units for a better price than the MacKenzie Offer price. Our Company Offer was designed to provide a significantly higher price for liquidity, without the uncertainties of the MacKenzie Offer. Even though the Board does not recommend the acceptance of this Company Offer, if Unitholders decide to sell their Units, this Company Offer gives the remaining Unitholders the opportunity to increase their share of the potential value inherent in Kaiser at what our Board believes is still a very attractive price to Kaiser to acquire Units.

Kaiser had originally planned to offer $1.00 less up to $.10 per Unit in transfer costs. After discussions with the SEC and in order to better comply with applicable law, we restructured our offer to make a fixed offer at $.90 per Unit, without any deduction for transfer costs.

DIVIDENDS.

The Board has been pursuing a plan for the orderly liquidation of Kaiser called the “Cash Maximization Plan,” as we have explained in our SEC filings. When Kaiser was converted into a limited liability company, we made a $10.00 per Unit distribution and a previous distribution of $2.00 per Unit for a total of $12.00. Although the anticipated sale of Eagle Mountain has been delayed by litigation, Kaiser has repeatedly reiterated that it anticipates making distributions promptly upon receiving its share of the proceeds from any sale of the Eagle Mountain landfill project, if and when it is sold, or from any other funds that may become available for distribution. Except for the distribution discussed above, Kaiser has not paid any dividends on the Units.

SECTION 8. SOURCE AND AMOUNT OF FUNDS.

Assuming we purchase 700,000 Units in the Company Offer at the purchase price of $.90 per Unit, $630,000 will be required to purchase such Units. Kaiser currently holds liquid capital in the amount of the funds necessary to purchase Units tendered in the Company Offer. This Company Offer is not conditioned upon the receipt of financing. See Sections 6 and 8.

SECTION 9. CERTAIN INFORMATION CONCERNING KAISER.

GENERAL.

Kaiser’s principal executive office is located at 3633 E. Inland Empire Blvd., Suite 480, Ontario, California 91764; telephone (909) 483-8500.

AVAILABLE INFORMATION.

Kaiser is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. Kaiser is required to disclose in these periodic reports certain information, as of particular dates, concerning Kaiser’s managers and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Kaiser and any material interest of such persons in transactions with Kaiser. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Kaiser has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Company Offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, NE, Room 1580, Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE.

Kaiser’s annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and its quarterly reports on Form 10-QSB for the quarters ended March 31, 2008 and June 30, 2008, and its Current Reports on Form 8-K dated September 18, 2008 and September 24, 2008, all as filed with the SEC, are hereby deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

Unitholders can obtain any of the documents incorporated by reference in this document from Kaiser or from the SEC’s website at the address described above. Documents incorporated by reference are available from Kaiser without charge, excluding any exhibits to those documents. Unitholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Kaiser at 3633 E. Inland Empire Blvd., Suite 480, Ontario, California 91764; telephone (909) 483-8500. Any Unitholder requesting information should be sure to include his or her complete name and address in the request. If a Unitholder requests any incorporated documents, Kaiser will mail them to you by first class mail, or another equally prompt means, within one business day after Kaiser receives your request.

SECTION 10. MANAGERS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING UNITS.

Our Board consists of five member positions. Our managers, executive officers and senior officers and their ages and positions, as of the date of this filing, are:

NAME	AGE	POSITION WITH KAISER
Richard E. Stoddard	57	Chief Executive Officer, President and Chairman of the Board

Ronald E. Bitonti	76	Manager

Todd G. Cole	88	Manager

Gerald A. Fawcett	76	Vice Chairman

Marshall F. Wallach	66	Manager

James F. Verhey	61	Executive Vice President – Finance and Chief Financial Officer

Terry L. Cook	53	Executive Vice President – Administration, General Counsel and Corporate Secretary

The business background and experience of our managers and executive officers is below. For the purposes of this description, “Kaiser” refers to Kaiser’s past and ongoing business operations conducted in the form of Kaiser Inc. and their respective subsidiaries. Kaiser Inc. merged with and into Kaiser Ventures LLC effective November 30, 2001.

Richard E. Stoddard was appointed Chief Executive Officer of Kaiser in June 1988, and has held such position and/or the position of Chairman of the Board since such date. Prior to joining Kaiser in 1988, he was an attorney in private practice in Denver, Colorado. Mr. Stoddard is Chairman of the Board of Managers of Mine Reclamation, LLC and until July 1999 he served on the Board of Directors of Penske Motorsports, Inc. (“PMI”) when International Speedway Corporation acquired PMI. As of January 1, 2003, Mr. Stoddard began working less than full time for Kaiser. In addition to working on behalf of Kaiser, Mr. Stoddard works as a general business consultant with an emphasis on distressed businesses and water development opportunities. In this capacity, Mr. Stoddard is working primarily on behalf of Cadiz, Inc.

Ronald E. Bitonti is Chairman of the Benefits Committee for the VEBA and was Chairman of the Reorganized Creditors’ Committee formed during the KSC bankruptcy until dissolution of this committee in 1991. From 1985 to 1991, Mr. Bitonti served as International Representative for the United Steelworkers of America. Mr. Bitonti retired from KSC in 1981 and has been a director or manager of Kaiser since November 1991.

Todd G. Cole has been a director or manager of Kaiser since November 1989. Mr. Cole was Chief Executive Officer of CIT Financial Corporation before starting his present career as a consultant and corporate director. He currently is President of Cole & Wilds Associates, Inc., a consulting company. He was a founding director of Coral Gable Trust Company, a Florida State chartered institution, which began operations in April 2004. Mr. Cole is a member of the Georgia Bar Association and is an accredited certified public accountant (inactive status).

Gerald A. Fawcett was President and Chief Operating Officer of Kaiser Inc. from January 1996 until his retirement from full time duties on January 15, 1998. He was appointed to Kaiser’s Board on January 15, 1998, and currently serves as Vice Chairman of the Board and undertakes special projects on behalf of Kaiser from time-to-time. Mr. Fawcett began his employment with KSC in 1951, holding various positions in the steel company and ultimately becoming Division Superintendent of the Cold Rolled and Coated Products

Division. After working five years consulting with domestic and overseas steel industry clients, Mr. Fawcett joined Kaiser in 1988 as Senior Vice President and became Executive Vice President in October 1989. He is also Vice Chairman of the Board of MRC.

Marshall F. Wallach has been a director or manager of Kaiser since November 1991. From 1984 to 2003, Mr. Wallach served as President of The Wallach Company, a Denver, Colorado based investment banking firm. The Wallach Company was sold to Keycorp on January 1, 2001. Mr. Wallach retired from The Wallach Company on Dec. 31, 2003. Prior to forming The Wallach Company, Mr. Wallach managed the Corporate Finance Department and established the Mergers and Acquisitions Department of Boettcher & Company, a regional investment bank in Denver, Colorado. Mr. Wallach serves on the boards of several non-profit organizations and privately-owned corporations. He is currently President of Wallach Capital Advisors, Inc. which was incorporated in early 2004 and is President of Gates Capital Partners, LLC formed in 2005.

James F. Verhey joined Kaiser and was appointed Vice President – Finance and Chief Financial Officer in August 1993, appointed Senior Vice President – Finance in January 1996, and appointed Executive Vice President of Kaiser in January 1998. In addition to his duties with Kaiser, Mr. Verhey was appointed Vice President of Finance and Chief Financial Officer of Mine Reclamation Corporation in February 1995. Mr. Verhey is a certified public accountant and spent several years with PricewaterhouseCoopers LLP in Los Angeles, California. As of October 1, 1999, Mr. Verhey began working less than full time for Kaiser. In addition to working for Kaiser, Mr. Verhey is a director of Silverado WineGrowers, LLC, which is headquartered in Napa, California, and which owns and manages wine grape vineyards.

Terry L. Cook joined Kaiser and was appointed General Counsel and Corporate Secretary in August 1993, became a Senior Vice President in January 1996, and was appointed Executive Vice President – Administration in January 2000. Mr. Cook was appointed General Counsel and Corporation Secretary of Mine Reclamation Corporation in February 1995. Prior to joining Kaiser, Mr. Cook was a partner in the Denver office of the national law firm McKenna & Cuneo (now called McKenna Long & Aldridge) specializing in business, corporate, and securities matters. Prior to his joining McKenna & Cuneo in July 1988, Mr. Cook was an attorney in private practice as a partner in a Denver, Colorado, law firm.

The number of Units outstanding as of August 1, 2008 was 7,190,806. The 700,000 Units subject to this Company Offer represent approximately 10% of our outstanding Class A Units. We also expressly reserve the right to purchase an additional number of Units not to exceed 2% of the outstanding Units, and could decide to purchase more Units, subject to applicable legal requirements.

This table below reflects the number of Class A Units beneficially owned by Kaiser’s: (1) managers and manager nominees; (2) named executive officers; and (3) all of its managers and named executive officers as a group, as of August 1, 2008, as well as the number of options exercisable within 60 days of that date.

Name	Class A Units Beneficially Owned, Excluding Options	Class A Units Underlying Options Exercisable Within 60-Days of June 30, 2008	Total # of Class A Units Owned(1)	% of Issued and Outstanding Class A Units(1)
Richard E. Stoddard, CEO, President & Chairman	176,363	62,350	238,713	3.3%

Gerald A. Fawcett, Vice Chairman(2)	120,578	62,000	182,578	2.5%

James F. Verhey, Executive Vice President – Finance & CFO	98,204	45,000	143,204	2.0%

Terry L. Cook, Executive Vice President – Administration, General Counsel & Corporate Secretary	124,135	45,000	169,135	2.4%

Ronald E. Bitonti, Manager(3)	38,396	1,500	39,896	*

Todd G. Cole, Manager	45,188	0	45,188	*

Marshall F. Wallach, Manager	48,250	1,500	49,750	*

All officers and managers as a group (7 persons) (1)	651,114	217,350	868,464	12.1%

*	Less than one percent.
(1)	The percentage for each individual is based on 7,190,806 issued and outstanding Class A Units as of August 1, 2008 (including the 104,267 Class A Units which have been issued but are reserved and not yet distributed to the Class 4A unsecured creditors of KSC and 113,439 Class A Units reserved for those who have yet to convert their Kaiser Inc. stock to Kaiser LLC Class A Units as a result of the merger) and was determined as if all the options listed in Column 2 had been exercised by that particular individual. All options are vested.
(2)	Mr. Fawcett retired as President and Chief Operating Officer of Kaiser effective January 15, 1998.
(3)	Mr. Bitonti is Chairman of the VEBA Board of Trustees. He disclaims any beneficial ownership interest in the Units beneficially owned by VEBA.

The foregoing officers and managers holding Units have represented to Kaiser that they do not currently intend to tender their Units in response to this Offer to Purchase.

The following table sets forth, based upon the latest available filings with the SEC and from Kaiser’s Class A Unit member ownership list (generally reporting ownership as of August 1, 2008), the number of Class A Units owned by each person known by us to own of record or beneficially five percent (5%) or more of such Units.

Name and Address of Beneficial Owner	Number of Class A Units Beneficially Owned	% of Issued and Outstanding Class A Units (1)
Ascend Capital Holdings Corporation One Montgomery St., Suite 3300 San Francisco, CA 94104	656,000	9.1%

First Eagle SOOFN Global Fund. 1345 Avenue of the Americas, 44th Floor New York, New York 10105	365,000	5.1%

Kaiser’s Voluntary Employees’ Beneficiary Association Trust (VEBA) (2) 9786 Sierra Avenue Fontana, CA 92335	656,987	9.1%

Pension Benefit Guaranty Corporation(3) J.P. Morgan Asset Management 8044 Montgomery Road, Suite 382 Cincinnati, OH 45236	407,415	5.7%

Willow Creek Capital Partners(4) 300 Drakes Landing Road, Suite 230 Greenbrae, California	856,129	11.9%

(1)	The percentage for each member is based on 7,190,806 issued and outstanding Class A Units as of August 1, 2008, including the 104,267 Class A Units reserved but not yet distributed to the Class 4A unsecured creditors of KSC and 113,439 Class A Units deemed outstanding and reserved for issuance to holders of Kaiser Ventures Inc. stock that have to convert such stock into Kaiser Ventures LLC Class A Units.
(2)	VEBA received its shares in Kaiser as a creditor of the KSC bankruptcy. VEBA’s shares in Kaiser are held in trust by Securities Trust Company.
(3)	PBGC received its shares in Kaiser as a creditor of the KSC bankruptcy. Kaiser understands that J.P. Morgan Asset Management has a contract with PBGC pursuant to which it has full and complete investment discretion with respect to substantially all of the Units owned by PBGC, including the power to vote such securities. Substantially all of the PBGC’s Units are held through a nominee Beat & Co.
(4)	The owner of these Units was previously identified as being held by Pequot Capital Management Inc. Fund. Kaiser understands that the relationship between Pequot Capital Management, Inc. and Willow Creek Capital Partners was terminated in such a manner that Willow Creek Capital Partners is currently the holder of these Units.

SECTION 11. LEGAL MATTERS; REGULATORY APPROVALS.

Except as described above, Kaiser is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Units as contemplated by the Company Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Units by Kaiser as contemplated by the Company Offer. Should any approval or other action be required, Kaiser presently contemplates that it will seek that approval or other action. Kaiser is unable to predict whether it will be required to delay the acceptance for payment of or payment for Units tendered under the Company Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Kaiser under the Company Offer to accept for payment and pay for Units is subject to conditions. See Section 6.

SECTION 12. U.S. FEDERAL INCOME TAX CONSEQUENCES.

The federal income tax discussion set forth below does not purport to address all aspects of taxation that may be relevant to a particular Unitholder. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unitholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements. Each Unitholder tendering Units should consult such Unitholder’s own tax advisor as to the particular tax consequences to such Unitholder of accepting the Company Offer, including the application of the alternative minimum tax and federal, foreign, state, local and other tax laws.

Kaiser has completed an analysis of whether Kaiser will be treated as a “publicly traded partnership” for federal income tax purposes as a result of this Company Offer, and the Board has concluded that Kaiser will not be taxed as a “publicly traded partnership” due to the transfers contemplated in this Company Offer. Therefore, the following discussion is based on the assumption that Kaiser is treated as a partnership for federal income tax purposes and is not a “publicly traded partnership” as that term is defined in the Code. Certain partnerships are classified as “publicly traded partnerships” and, subject to certain exceptions, are taxed as corporations for federal income tax purposes. A partnership is a publicly traded partnership if the partnership interests are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent of a secondary market). The Units are not traded on an established securities market. In the unlikely event that Kaiser becomes a “publicly traded partnership,” there would be several adverse tax consequences to the Unitholders. For instance, Kaiser would be regarded as having transferred all of its assets (subject to all of its liabilities) to a newly-formed corporation in exchange for stock which would be deemed distributed to the Unitholders in liquidation of their interests in Kaiser. In addition, if Kaiser is deemed to be a “publicly traded partnership,” then special rules under Code Section 469 govern the treatment of losses and income of Kaiser. We cannot assure you that Kaiser will not be treated as a publicly traded partnership because the IRS could determine that the Units are readily traded on a secondary market by virtue of the fact that there have been some tender offers of Units, however unlikely and inconsistent with the Code that would be. The term “partner” used in this Section 12 refers to members of Kaiser.

CHARACTER OF REDEMPTIONS.

Tax consequences differ in the case of a redemption of a partnership interest by the partnership as opposed to a proportional cross purchase of a partnership interest by the other partners. In this case, the economic consequences of the two types of transaction are similar, but Kaiser will report the transactions under the redemption tax rules. The Kaiser Operating Agreement specifically provides that Kaiser can redeem Units. Several other factors indicate that redemption treatment is appropriate: (a) the consideration is being supplied by Kaiser, not the other partners; (b) the documents do not contain language of purchase and sale by the other partners; (c) Kaiser is named as the acquirer; (d) Kaiser is the obligor, not the partners; and (e) the parties did not negotiate for sale treatment. In addition, the proposed “disguised sale” Treasury Regulations under Code Section 707(a)(2)(B) provide that if a partnership transfers money or cash-equivalents to a selling partner in liquidation of that selling partner’s interest in the partnership, the transfer is presumed not to be a sale, in whole or in part, of the selling partner’s interest in the partnership.

LESS THAN COMPLETE REDEMPTION.

Treasury Regulations Section 1.761-1(d) provides that a distribution which is not in liquidation of a partner’s entire interest in the partnership is a current distribution. Current distributions include distributions in partial liquidation of a partner’s interest as well as distributions of the partner’s distributive share.

Current distributions of cash to a partner are generally tax-free to the extent the partner has tax basis for its partnership interest. Gain will be recognized by the partner to the extent that money distributed exceeds the adjusted basis of such partner’s interest in the partnership immediately before the distribution. This generally is capital gain. When the partner’s percentage interest in the partnership is reduced, that partner’s share of partnership liabilities may also change. For these purposes, a reduction in a partner’s share of partnership liabilities is also treated as a distribution of money.

Generally, no gain or loss is recognized to a partnership on a distribution to a partner of property, including money. However, recognized gain or loss may result to the partnership and be allocated to the partners from certain distributions which, under Code Section 751(b), must be treated as a sale or exchange of property between the distributee partner and the partnership. These types of partnership property are referred to as “unrealized receivables” or “substantially appreciated inventory.” The terms cover a broad range of property that would produce ordinary income.

A partner whose interest is not redeemed in full will not be able to utilize any suspended passive losses even if the partner recognizes gain as a result of the distribution. If a taxpayer disposes of the taxpayer’s entire interest in any passive activity (or former passive activity) during a tax year, in a fully taxable transaction, suspended passive losses from that passive activity may be used if certain requirements are satisfied. However, a partial redemption of Units will not be a disposition of the entire interest by definition.

COMPLETE REDEMPTION.

Treasury Regulation Section 1.761-1(d) provides that the term “liquidation of a partner’s interest” means the termination of a partner’s entire interest in a partnership by means of a distribution, or a series of distributions, to the partner by the partnership. The taxation of the complete liquidation of the interest is governed by Code Section 736. See Treasury Regulations Section 1.736-1(a). Section 736 does not apply to distributions to a continuing partner nor to distributions in liquidation of the partnership itself.

Section 736 divides payments in liquidation of a partner’s entire interest in the partnership into two categories: (a) payments for the partner’s interest in partnership property, which are taxed under the current distribution rules described in the preceding section; and (b) all other payments. Payments in category (b) are subdivided into two categories: (i) payments determined with regard to the income of the partnership, which are treated as a distributive share of partnership income; and (ii) payments determined without regard to the income of the partnership, which are treated as ordinary income “guaranteed payments.”

Payments for a partner’s interest in partnership property generally result in capital gain or loss to the retiring partner except to the extent they are attributable to “unrealized receivables” and partnership goodwill, unless the partnership agreement provides for a payment with respect to goodwill. Goodwill generally is a capital asset. The definition of “unrealized receivables” for these purposes is narrower than the definition of that term in the section above because it excludes a number of recapture items. The Kaiser Operating Agreement is silent regarding allocations of payments to goodwill in the case of a retiring member.

For purposes of allocating redemption payments to partnership property, the retired partner’s interest in partnership property is valued at its gross, rather than net value. Treasury Regulations Section 1.736-1(b)(1) provides that, generally, the valuation placed by the partners upon a partner’s interest in partnership property in an arm’s length agreement will be regarded as correct. The Kaiser Operating Agreement does not address such valuation and Kaiser believes it is impractical for the members to negotiate a valuation agreement. Kaiser management will make a good faith effort to make the allocation, but this may be subject to review and challenge by the IRS or a court.

The second main category of payments under Code Section 736 is defined by exclusion because they are not attributable to partnership property as described above. They are ordinary income to the retiring partner and a reduction in the ordinary income of the other partners.

A partner whose interest is redeemed in full will generally have disposed of its entire interest in Kaiser. This would be the occasion for utilizing any suspended passive losses of that member with respect to Kaiser.

FOREIGN MEMBERS.

Code Section 897(g) provides that, under regulations to be published by the Secretary of the Treasury, the amount of any money, and the fair market value of any property, received by a nonresident alien individual or foreign corporation in exchange for all or part of its interest in a partnership, trust or estate shall, to the extent attributable to United States real property interests, be considered as an amount received from the sale or exchange in the United States of such property. The practical effect of this provision is that the foreign person will be taxed on the transaction by the United States pursuant to Code Section 897(a).

The Secretary has published regulations pursuant to Code Section 897(g). Temporary Treasury Regulations Section 1.897-7T provides that an interest in a partnership in which, directly or indirectly, fifty percent or more of the value of the gross assets consist of United States real property interests and ninety percent or more of the value of the gross assets consist of United States real property interests plus any cash or cash equivalents shall, for FIRPTA withholding purposes under Code Section 1445, be treated as entirely a United States real property interest (the “50/90 test”). Kaiser believes it satisfies the 50/90 test.

For purposes of Code Section 897(g), such interest shall be treated as a United States real property interest only to the extent that the gain on the disposition is attributable to the United States real property interests (and not cash, cash equivalents or other property). Consequently, a disposition of any portion of an interest in Kaiser by a foreign person pursuant to the redemption shall be subject to partial taxation under Code Section 897(a) and full withholding under Code Section 1445(a). The withholding rate is 10%. Kaiser will comply with its FIRPTA withholding obligations. The foreign member, on filing a United States income tax return for the year of the disposition, may demonstrate the extent to which the gain on the disposition is not attributable to United States real property interests held by Kaiser. Such member is also permitted to apply for a withholding certificate in instances where reduced withholding is permitted.

THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER. THIS DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THE DISCUSSION. TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

BACKUP WITHHOLDING.

See Section 3 with respect to the application of United States federal backup withholding tax.

SECTION 13. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

Kaiser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Kaiser to have occurred, to extend the period of time during which the Company Offer is open and thereby delay acceptance for payment of, and payment for, any Units by giving oral or written notice of the extension to Kaiser and making a public announcement of the extension. Kaiser also expressly reserves the right, in its sole discretion, to terminate the Company Offer and not accept for payment or pay for any Units not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Units upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to Kaiser and making a public announcement of termination or postponement. Kaiser’s reservation of the right to delay payment for Units that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Kaiser must pay the consideration offered or return the Units tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Kaiser further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Kaiser to have occurred, to amend the Company Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Company Offer to holders of Units or by decreasing or increasing the number of Units being sought in the Company Offer.

Amendments to the Company Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 6:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Company Offer will be disseminated promptly to Unitholders in a manner reasonably designed to inform Unitholders of the change. Without limiting the manner in which Kaiser may choose to make a public announcement, except as required by applicable law, Kaiser shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

If Kaiser materially changes the terms of the Company Offer or the information concerning the Company Offer, Kaiser will extend the Company Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1)(a) Kaiser changes the price to be paid for Units from $.90 per Unit, (b) Kaiser increases the number of Units being sought in the Company Offer and this increase in the number of Units being sought exceeds 2% of the outstanding Units, or (c) Kaiser decreases the number of Units being sought, and (2) the Company Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in this Section 13, the Company Offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the Company Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Pacific Time.

SECTION 14. FEES AND EXPENSES.

No fees or commissions will be payable by Kaiser for soliciting tenders of Units under the Company Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Kaiser, for purposes of the Company Offer.

SECTION 15. MISCELLANEOUS.

Kaiser is not aware of any jurisdiction where the making of the Company Offer is not in compliance with applicable law. If Kaiser becomes aware of any jurisdiction where the making of the Company Offer or the acceptance of Units pursuant thereto is not in compliance with applicable law, Kaiser will make a good faith effort to comply with the applicable law. If, after such good faith effort, Kaiser cannot comply with the applicable law, the Company Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Kaiser has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Company Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Kaiser.

Kaiser has not authorized any person to make any recommendation on behalf of Kaiser as to whether Unitholders should tender or refrain from tendering Units in the Company Offer. Kaiser has not authorized any person to give any information or to make any representation in connection with the Company Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by Kaiser.

October 14, 2008

If Unitholders decide they wish to tender, the Letter of Transmittal and Unit certificates and any other required documents should be sent or delivered by those Unitholders to the Depositary for this Company Offer at the address set forth below:

ACS Securities Services, Inc.

3988 North Central Expressway

Building 5, 6th Floor

Dallas, Texas 75204

Telephone: (866) 275-3703

Facsimile: (214) 887-7411